CLARUS CORPORATION ANNOUNCES NASDAQ DELISTING EFFECTIVE OCTOBER 5, 2004

     STAMFORD, Conn., Oct. 1, 2004 -- Clarus Corporation (Nasdaq: CLRS) today announced that the Nasdaq Listing Qualifications Panel (the "Panel") today notified the Company that the Company's securities will be delisted from the
Nasdaq National Market effective with the open of business on Tuesday, October
5, 2004. The notice follows the Company's disclosure on September 30, 2004, that it had terminated its previously announced negotiations to acquire a significant operating company. As a result of the termination of such negotiations, the
Company was unable to fulfill previously disclosed conditions imposed by the
Panel for the Company's securities to remain listed on the Nasdaq National
Market.

     Because the delisting of the Company's securities from Nasdaq is being made pursuant to Marketplace Rules 4300 and 4330(a)(3), the Company's securities are not eligible for immediate quotation on the OTC Bulletin Board (the "OTCBB") or the Pink Sheets Electronic Quotation Service (the "Pink Sheets") and application for listing must be made by a market-maker using the standard listing procedures. The Company has not determined whether it intends at a future date to coordinate with a market-maker in the Company's securities in order to initiate trading of the Company's common stock on either the OTCBB or the Pink
Sheets. However, the Company fully intends to remain compliant with its reporting requirements under the Securities Exchange Act of 1934, as amended
(the "Exchange Act").

     The Company's common stock is currently subject to acquisition restrictions in order to help assure the preservation of its net operating loss carry-forwards. The Company's certificate of incorporation generally restricts direct and indirect acquisitions of its equity securities if such acquisition will affect the percentage of the Company's capital stock owned by a 5%
stockholder, as defined in the certificate of incorporation.

     This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Exchange Act. Information in this release includes Clarus' beliefs, expectations, intentions and strategies regarding
Clarus and its future. Assumptions relating to the forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions all of which are difficult or impossible to predict accurately and many of which are beyond our control. Actual results could differ materially from those projected in the forward-looking statements as a result of certain risks. All forward-looking statements contained in this release are based on information available to
Clarus as of the date of this release and Clarus assumes no obligation to update the forward-looking statements contained herein.